MIDDLESEX WATER COMPANY FILES FOR RATE INCREASE
Infrastructure Investment and Increased Costs Drive Request

ISELIN, NJ, (August 17, 2009)   Middlesex Water Company, (NASDAQ:MSEX), a provider of water and wastewater and related services in New Jersey and Delaware, today filed a request with the New Jersey Board of Public Utilities (BPU) for a general increase in water rates for its Middlesex system in New Jersey.  The Company, which last filed in April 2007, is requesting an overall increase of approximately 26.03% or $15.1 million over current revenues to support its ongoing capital program and to cover costs of increases in operations, chemicals and fuel, electricity, taxes, labor and benefits.  Even at the increased rate, the cost of treated water delivered by Middlesex Water is about one-half penny per gallon.
If the increase were granted in its entirety as requested, a typical residential customer using 2,600 cubic feet (19,448 gallons) of water per quarter would see their bill increase from $98.20 to $123.76, or about $8.52 per month.  The proposed increase is being requested to be applied equally to all classes of customers, e.g. residential, commercial, and industrial.
“Delivering quality drinking water and prudently investing in our facilities and distribution infrastructure to support that mission is our utmost priority.  But faced with rising costs in power, fuel, chemicals, we are experiencing the same economic crunch that is impacting many of our customers,” said Dennis W. Doll, President and CEO.  “Part of this increase seeks to recover $39.0 million of investments we have made in rehabilitating aging water mains and enhancing our operational efficiencies through upgrades in our facilities, equipment and technology since our last rate filing,” added Doll.
Upon receipt of this rate increase request, the proposal will next be reviewed, analyzed and challenged by the BPU and various state agencies.  A thorough investigation including a public hearing on this matter will be held in the company’s service area before a decision is made.
Middlesex Water Company (the Middlesex system) presently serves 59,700 retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, the Township of Clark and the Town of Fortescue in Downe Township in Cumberland County, NJ.  The Company also provides service under contract to the Boroughs of Highland Park and Sayreville, the Old Bridge Municipal Utilities Authority (MUA), the Marlboro Township MUA, the City of Rahway and, under a special contract, the Township of East Brunswick.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware.  Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey  08830
(732) 638-7549
www.middlesexwater.com